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                                                                     Exhibit 3.6

                            ARTICLES OF INCORPORATION

                                       OF

                           FALCON FUNDING CORPORATION


         FIRST: That the name of the corporation (the "Corporation") is Falcon Funding Corporation.

         SECOND: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the California Corporations Code (the "Code") other than the banking business, the trust business or the practice of a profession permitted to be incorporated by the California Corporations Code.

         THIRD: The name and address of the Corporation's initial agent for service of process in the State of California is:

         CT Corporation System (a Delaware corporation)
         818 West 7th Street
         Los Angeles, California  90017

         FOURTH: The Corporation is authorized to issue only one class of shares of stock; and the total number of shares which the Corporation is authorized to issue is one thousand (1,000) shares of voting common stock, with a par value of one cent ($.01) per share.

         FIFTH: The name and mailing address of the sole incorporator is as follows:

         Thomas D. Twedt
         Dow, Lohnes & Albertson, PLLC
         1200 New Hampshire Ave N.W.
         Suite 800
         Washington, D.C. 20036

         SIXTH: The Corporation is to have perpetual existence.

         SEVENTH: The By-Laws of the Corporation may be made, altered, amended, changed, added to or repealed by the board of directors without the assent or vote of the stockholders, except as set forth in Section 212 of the Code.

         EIGHTH: Elections of directors need not be by written ballot unless the By-Laws of the Corporation shall so provide.

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         NINTH: Meetings of stockholders may be held within or without the State of California, as the By-Laws may provide. The books and records of the Corporation may be kept (subject to any provision contained in the Code) outside the State of California at such time or places as may be designated from time to time by the board of directors or in the By-Laws of the Corporation.

         TENTH: The liability of directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

         ELEVENTH: The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the Code) through By-Law provisions, agreements with agents, votes of stockholders or disinterested directors, or otherwise, to the fullest extent permissible under California law.

         TWELFTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

         IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation this 13th day of March, 1998.



                                   ------------------------------
                                   Thomas D. Twedt, Incorporator